Exhibit 99.1

              Fred's Reports Second Quarter 2007 Results

    Company Approves Stock Repurchase Plan for Four Million Shares


    MEMPHIS, Tenn.--(BUSINESS WIRE)--Aug. 29, 2007--Fred's, Inc.
(NASDAQ: FRED) today reported financial results for the second quarter and six months ended August 4, 2007.

    Net income for the second quarter of 2007 totaled $3.1 million or $0.08 per diluted share versus net income in the prior-year period of $4.3 million or $0.11 per diluted share. For the six months ended August 4, 2007, net income totaled $10.5 million or $0.26 per diluted share, compared with net income of $11.6 million or $0.29 per diluted share for the first half of 2006.

    Total sales for the second quarter of 2007 increased 4% to $424.6 million from $406.9 million in the same period last year. For the first half of 2007, total sales increased 5% to $866.9 million compared with $823.8 million in the year-earlier period. On a comparable store basis, sales increased 0.8% for the quarter versus a 3.1% increase in the year-earlier period. Comparable store sales for the year to date in 2007 increased 1.3% versus 2.5% in the year-earlier period.

    Separately, the Company announced that its Board of Directors has authorized a share repurchase plan allowing for the repurchase of up to four million shares of Fred's common stock, from time to time in open-market or negotiated transactions. The repurchase authorization represents approximately 10% of the Company's 40.1 million shares currently outstanding.

    Commenting on the results, Michael J. Hayes, Chief Executive Officer, said, "Throughout the quarter, our sales failed to meet expectations while, at the same time, operating expenses bore the extra weight of costs associated with implementing our internal initiatives aimed at driving future sales to higher levels. Also, we incurred increased income tax expense in the second quarter to adjust our effective rate to 44%, reflecting the requirements of FIN 48 through the first half of 2007. This adjustment caused a one-cent reduction in earnings per diluted share from what we had anticipated in our last press release.

    "Despite the headwinds we encountered this past quarter, we were pleased to witness improved operating performance in our pharmacy department, where the shift to generic drugs, while hurting sales, actually helped our margins," Hayes continued. "And despite the missed sales, our Merchandising group was able to manage inventory levels to stay in line with our plan. During August, we have gained momentum with our merchandise refresher program, as sales of new product categories are now exceeding those of the product categories we are exiting. We believe these factors will continue to pay dividends for Fred's in the last half of the year."

    Fred's gross profit for the second quarter increased 6% to $121.5 million from $115.0 million in the prior-year period. Gross margin for the quarter rose to 28.6% versus 28.3% last year. The margin improvement was attributable primarily to the continuing shift from branded to generic drugs in Fred's pharmacy department sales. Gross profit for the first half of 2007 increased 6% to $248.5 million from $234.9 million last year. Gross margin for the year-to-date period in 2007 was 28.7% versus 28.5% last year.

    Selling, general and administrative expenses for the second quarter of 2007 increased to 27.2% of sales versus 26.8% of sales in the year-earlier period. The increase in the quarter resulted from costs related to our store refresher program, lease termination costs of closed stores, and higher employee medical expenses. For the first half of 2007, selling, general and administrative expenses were 26.7% of sales compared with 26.4% of sales in the prior-year period.

    Operating income for the second quarter of 2007 totaled $5.7 million, down from $6.2 million in the year-earlier period. Operating income was 1.4% of sales in the second quarter of 2007 compared with 1.5% of sales last year. Operating income for the first six months of 2007 totaled $16.9 million, down from $17.3 million in the prior-year period. Operating income for the first half of 2007 was 2.0% of sales versus 2.1% of sales last year.

    Income tax expense increased to 44.0% of pretax earnings in the second quarter compared with 27.8% in the second quarter last year. The increase resulted from a higher income tax rate this year as well as the post-implementation effect of the Financial Accounting Standards Board's Financial Interpretation Number 48 (FIN 48), Accounting for Uncertainty in Income Taxes. The adjustment in the current quarter brought the year-to-date income tax rate to 37.2%.

    Fred's, Inc. operates 701 discount general merchandise stores mainly in the southeastern United States, including 24 franchised
Fred's stores. For more information about the Company, visit Fred's website at www.fredsinc.com.

    A public, listen-only simulcast and replay of Fred's second quarter conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until September 29, 2007.

    Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic trends, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same, a disruption in the Company's data processing services, costs and delays in acquiring or developing new store sites, and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.




                             FRED'S, INC.
                    Unaudited Financial Highlights
               (in thousands, except per share amounts)

                                           13 Weeks  13 Weeks
                                            Ended     Ended
                                           Aug. 4,   July 29,  Percent
                                             2007      2006    Change
                                           --------  --------  -------
Net sales                                  $424,640  $406,925     4.4%
Operating income                           $  5,702  $  6,205    -8.1%
Net income                                 $  3,058  $  4,323   -29.3%
Net income per share:
    Basic                                  $   0.08  $   0.11   -27.3%
    Diluted                                $   0.08  $   0.11   -27.3%
Average shares outstanding:
    Basic                                    39,864    39,753
    Diluted                                  39,982    39,849


                                           26 Weeks  26 Weeks
                                            Ended     Ended
                                           Aug. 4,   July 29,  Percent
                                             2007      2006    Change
                                           --------  --------  -------
Net sales                                  $866,902  $823,803     5.2%
Operating income                           $ 16,859  $ 17,253    -2.3%
Net income                                 $ 10,496  $ 11,621    -9.7%
Net income per share:
    Basic                                  $   0.26  $   0.29   -10.3%
    Diluted                                $   0.26  $   0.29   -10.3%
Average shares outstanding:
    Basic                                    39,851    39,732
    Diluted                                  39,974    39,831





                             FRED'S, INC.
             Unaudited Fiscal 2007 Second Quarter Results
               (in thousands, except per share amounts)

                                    13 Weeks          13 Weeks
                                     Ended             Ended
                                    Aug. 4,    % of   July 29,   % of
                                      2007    Total     2006    Total
                                    --------  ------  --------  ------
Net sales                           $424,640  100.0%  $406,925  100.0%
Cost of goods sold                   303,157   71.4%   291,881   71.7%
                                    --------  ------  --------  ------
Gross profit                         121,483   28.6%   115,044   28.3%
Selling, general and administrative
 expenses                            115,781   27.2%   108,839   26.8%
                                    --------  ------  --------  ------
Operating income                       5,702    1.4%     6,205    1.5%
Interest expense, net                    237    0.1%       220    0.0%
                                    --------  ------  --------  ------
Income before income taxes             5,465    1.3%     5,985    1.5%
Provision for income taxes             2,407    0.6%     1,662    0.4%
                                    --------  ------  --------  ------
Net income                          $  3,058    0.7%  $  4,323    1.1%
                                    ========  ======  ========  ======
Net income per share:
    Basic                           $   0.08          $   0.11
                                    ========          ========
    Diluted                         $   0.08          $   0.11
                                    ========          ========
Weighted average shares
 outstanding:
    Basic                             39,864            39,753
                                    ========          ========
    Diluted                           39,982            39,849
                                    ========          ========


               Unaudited Fiscal 2007 Six-month Results
               (in thousands, except per share amounts)

                                    26 Weeks          26 Weeks
                                     Ended             Ended
                                    Aug. 4,    % of   July 29,   % of
                                      2007    Total     2006    Total
                                    --------  ------  --------  ------
Net sales                           $866,902  100.0%  $823,803  100.0%
Cost of goods sold                   618,418   71.3%   588,915   71.5%
                                    --------  ------  --------  ------
Gross profit                         248,484   28.7%   234,888   28.5%
Selling, general and administrative
 expenses                            231,625   26.7%   217,635   26.4%
                                    --------  ------  --------  ------
Operating income                      16,859    2.0%    17,253    2.1%
Interest expense, net                    141    0.1%       215    0.0%
                                    --------  ------  --------  ------
Income before income taxes            16,718    1.9%    17,038    2.1%
Provision for income taxes             6,222    0.7%     5,417    0.7%
                                    --------  ------  --------  ------
Net income                          $ 10,496    1.2%  $ 11,621    1.4%
                                    ========  ======  ========  ======
Net income per share:
    Basic                           $   0.26          $   0.29
                                    ========          ========
    Diluted                         $   0.26          $   0.29
                                    ========          ========
Weighted average shares
 outstanding:
    Basic                             39,851            39,732
                                    ========          ========
    Diluted                           39,974            39,831
                                    ========          ========





                             FRED'S, INC.
                       Unaudited Balance Sheet
                            (in thousands)

                                                  August 4,  July 29,
                                                    2007       2006
                                                  ---------  ---------
ASSETS:
Cash and cash equivalents                         $   2,302  $   2,483
Inventories                                         347,594    337,320
Receivables                                          26,349     23,777
Other non-trade receivables                          18,476     13,658
Prepaid expenses and other current assets            10,604      9,067
                                                  ---------  ---------
    Total current assets                            405,325    386,305
Property and equipment, net                         139,312    138,270
Other noncurrent assets                               9,060     10,432
                                                  ---------  ---------
    Total assets                                  $ 553,697  $ 535,007
                                                  =========  =========


LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable                                  $  67,117  $  79,243
Current portion of indebtedness                         849        243
Current portion of capital lease obligation             276        447
Accrued expenses and other                           39,552     38,406
Deferred tax liability                               14,635     18,690
Income taxes payable                                      0          0
                                                  ---------  ---------
    Total current liabilities                       122,429    137,029

Long-term portion of indebtedness                    32,883     29,137
Deferred income taxes                                11,550     10,780
Long-term portion of capital lease obligations            0        287
Other noncurrent liabilities                         11,072      6,111
                                                  ---------  ---------
    Total liabilities                               177,934    183,344
Shareholders' equity                                375,763    351,663
                                                  ---------  ---------
    Total liabilities and shareholders' equity    $ 553,697  $ 535,007
                                                  =========  =========



    CONTACT: Fred's, Inc.
             Jerry A. Shore, 901-362-3733, Ext. 2217
             Executive Vice President and Chief Financial Officer